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Exhibit 10.9

SECOND AMENDMENT TO AMENDED AND
RESTATED REVOLVING CREDIT AGREEMENT
AND RESTRUCTURE OF OBLIGATIONS

        Second Amendment dated as of December 19, 2002 to Amended and Restated Revolving Credit Agreement and Restructure of Obligations (the "Second Amendment"), by and among ANACOMP, INC., an Indiana corporation (the "Borrower"), FLEET NATIONAL BANK (f/k/a BankBoston, N.A.). and the other lending institutions listed on Annex A to the Credit Agreement (as hereinafter defined) (the "Banks"), amending certain provisions of the Amended and Restated Revolving Credit Agreement and Restructure of Obligations dated December 31, 2001 (as amended and in effect from time to time, the "Credit Agreement") by and among the Borrower, the Banks and Fleet National Bank as agent for the Banks (the "Agent"). Terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

        WHEREAS, the Borrower and the Majority Banks have agreed to modify certain terms and conditions of the Credit Agreement as specifically set forth in this Second Amendment;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          §1.    Amendment to Section 2 of the Credit Agreement.    Section 2.1 of the Credit Agreement is hereby amended as follows:

            (a)  The definition of "Borrowing Base" contained in §2.1 of the Credit Agreement is hereby amended by deleting the second sentence of such definition in its entirety.

            (b)  The definition of "EBITDA" contained in §2.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and restating it as follows:

              EBITDA.    With respect to the Borrower and its Subsidiaries for any fiscal period, an amount equal to Consolidated Net Income for such period, plus, to the extent deducted in the calculation of Consolidated Net Income and without duplication, (a) depreciation and amortization for such period, (b) other noncash charges for such period, (c) income tax expense for such period and (d) Consolidated Total Interest Expense paid or accrued for such period and minus, to the extent added in computing Consolidated Net Income and without duplication, (x) all noncash gains (including income tax benefits) for such period and (y) the following amounts for the following fiscal quarters pertaining to the Borrower's discontinued operations: (1) $844,000 for the second fiscal quarter of the 2002 fiscal year; (2) $729,000 for the third fiscal quarter of the 2002 fiscal year and (3) $66,000 for the fourth fiscal quarter of the 2002 fiscal year, all as determined in accordance with generally accepted accounting principles.

            (c)  The definition of "Formula Date" contained in §2.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety.

          §2.    Amendment to Section 3 of the Credit Agreement.    Section 3.1 of the Credit Agreement is hereby amended by deleting the sentence "After the Formula Date, the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base." which appears in §3.1 in its entirety.

          §3.    Amendment to Section 4 of the Credit Agreement.    Section 4.2 of the Credit Agreement is hereby amended as follows:

            (a)  Section 4.2.1(b) of the Credit Agreement is hereby amended by deleting the table contained in §4.2.1(b) in its entirety and restating it as follows:

Dates	Total Commitment Reduction and Revolving Credit Loan Reduction
The later of the Closing Date and each Fiscal Quarter ending December, 2001 through and including June, 2002	$2,000,000
Fiscal Quarter ending September, 2002	$3,000,000
Each Fiscal Quarter ending December, 2002 through and including March, 2003	$1,125,000
Each Fiscal Quarter ending June, 2003 through and including September, 2003 (In case of an extension of the Maturity Date)	$1,250,000

            (b)  Section 4.2.2 of the Credit Agreement is hereby amended by deleting the comma and the words "provided, however, after the Formula Date, the Borrower shall apply such Net Cash Sale Proceeds or Net Cash Proceeds, as the case may be, in excess of $500,000 in the aggregate to permanently reduce the Revolving Credit Loans and Total Commitment" which appear immediately after the words "as the case may be, to reduce the Revolving Credit Loans and permanently reduce the Total Commitment" in §4.2.2 of the Credit Agreement.

          §4.    Amendment to Section 5 of the Credit Agreement.    Section 5.1.1 of the Credit Agreement is hereby amended by deleting the last sentence of §5.1.1. in its entirety.

          §5.    Amendment to Section 9 of the Credit Agreement.    Section 9.4 of the Credit Agreement is hereby amended as follows:

            (a)  Section 9.4(h) of the Credit Agreement is hereby amended by deleting the words "Prior to the Formula Date, no later than" which appears in §9.4(h) and substituting in place thereof the words "No later than"; and

            (b)  Section 9.4(i) of the Credit Agreement is hereby amended by deleting the text of §9.4(i) in its entirety and substituting in place thereof the words "Intentionally Omitted".

          §6.    Amendment to Section 10 of the Credit Agreement.    Section 10 of the Credit Agreement is hereby amended as follows:

            (a)  Section 10.4 of the Credit Agreement is hereby amended by deleting §10.4 in its entirety and restating it as follows:

              10.4.    Distributions.    The Borrower and its Subsidiaries will not make any Restricted Payments, provided, however, any Subsidiary shall be permitted to make a Distribution to any Guarantor or to the Borrower.

            (b)  Section 10.5 of the Credit Agreement is hereby amended by deleting §10.5 in its entirety and restating it as follows:

              10.5    Merger, Consolidation and Disposition of Assets.

                10.5.1    Mergers and Acquisitions.    The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition except, so long as no Default or

        Event of Default has occurred and is continuing or would exist after giving effect thereto, the Borrower shall be permitted to effect the following:

                  (a)  the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower or a Guarantor hereunder, provided (i) the Borrower or the Guarantor, as the case may be, has taken or caused to be taken all action necessary to grant to the Agent a first priority perfected security interest in the Borrower's or such other Guarantor's assets after such merger or consolidation to the same extent as in the assets of parties to the merger prior thereto; and (ii) prior to consummating such merger or consolidation, the Agent and the Majority Banks have consented in writing to such merger or consolidation; and

                  (b)  asset and/or stock acquisitions of Persons in the same or a similar line of business as the Borrower and its Subsidiaries (each a "Permitted Acquisition"), provided (i) the purchase price for any Permitted Acquisition (or series of related acquisitions) does not exceed, in the aggregate, $2,000,000 and the purchase price for all Permitted Acquisitions does not exceed $5,000,000 in the aggregate from December 19, 2002 through the life of this Credit Agreement; and (ii) prior to consummating any such Permitted Acquisition, (x) the Borrower has demonstrated to the reasonable satisfaction of the Agent that the Person to be acquired has positive EBITDA; (y) the Borrower has provided the Agent and each of the Banks with a pro forma Compliance Certificate evidencing compliance with all of its financial covenants both immediately before and immediately after giving effect to such Permitted Acquisition; and (z) the aggregate amount of cash on the Borrower's balance sheet plus availability to request Revolving Credit Loans hereunder is not less than $10,000,000 after giving effect to any such Permitted Acquisition.

                In the event any new Domestic Subsidiary is formed or acquired as a result of or in connection with any acquisition, such new Domestic Subsidiary shall, immediately upon its creation or acquisition, execute and deliver to the Agent for the benefit of the Agent and the Banks, an Instrument of Adherence in substantially the form of Exhibit H hereto (an "Instrument of Adherence") and the Loan Documents shall be amended and/or supplemented as necessary to make the terms and conditions of the Loan Documents applicable to such Domestic Subsidiary. Such Domestic Subsidiary shall become a Guarantor hereunder and shall become party to the Guaranty and the Security Agreement and shall execute and deliver to the Agent any and all other agreements, documents, instruments and financing statements necessary to grant to the Agent a first priority perfected lien in such Domestic Subsidiary's assets to the extent required by the Loan Documents. The Borrower and its Subsidiaries shall, immediately upon the creation or acquisition of such Domestic Subsidiary, pledge all of such Domestic Subsidiary's capital stock to the Agent for the benefit of the Agent and the Banks. In addition, to the extent any Foreign Subsidiary is acquired or created after the Closing Date which the Agent in its sole and absolute discretion determines to be either a material Subsidiary or is a Subsidiary which the Agent reasonably believes has significant value, the Borrower and its Subsidiaries shall, immediately upon the request of the Agent, pledge 65% of such Foreign Subsidiary's capital stock to the Agent for the benefit of the Agent and the Banks.

                10.5.2.    Disposition of Assets.    The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any Asset Sale or other disposition of assets, other than (a) the sale of inventory, the sale of lease agreements, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices; (b) the sale of assets in arms-length transactions for fair and reasonable value, provided that, with respect to this clause (b), (i) no Default or Event of Default shall have occurred and be continuing at the time of such sale and no Default or Event of Default will exist after giving effect to such Asset Sale; (ii) at least seventy five percent (75%) of the purchase price for such assets is received in cash and the Net Cash Sale Proceeds from such sales are applied as provided in §4.2 hereof, (iii) any promissory note or other instrument received by the Borrower or any of its Subsidiaries in connection with such sale is an Investment permitted by §10.3 hereof, and the Borrower or such Subsidiary, as the case may be, has delivered such promissory note or other instrument to the Agent to be held in pledge for the benefit of itself and the Banks in accordance with the terms of the Loan Documents; (iv) the aggregate value of all assets sold in any Asset Sale is not more than $100,000 in any fiscal year; (v) the Borrower shall have delivered to the Agent on the date of such sale a certificate signed by an authorized officer of the Borrower and evidence satisfactory to the Agent showing compliance with the provisions of clauses (i) through (iv) of this §10.5.2(b); (c) the sale of assets in arms-length transactions for fair and reasonable value, provided that, with respect to this clause (c), (i) no Default or Event of Default shall have occurred and be continuing at the time of such sale and no Default or Event of Default will exist after giving effect to such Asset Sale; (ii) the Net Cash Sale Proceeds from such sales are applied as provided in §4.2 hereof, (iii) any promissory note or other instrument received by the Borrower or any of its Subsidiaries in connection with such sale is an Investment permitted by §10.3 hereof, and the Borrower or such Subsidiary, as the case may be, has delivered such promissory note or other instrument to the Agent to be held in pledge for the benefit of itself and the Banks in accordance with the terms of the Loan Documents; (iv) the aggregate value of all assets sold in all Asset Sales consummated in any twelve consecutive fiscal month period does not exceed, in the aggregate, (x) five percent (5%) of the total assets of the Borrower on a consolidated basis in such period and, (y) five percent (5%) of the Borrower's EBITDA for the twelve fiscal months most recently ended; and (v) the Borrower shall have delivered to the Agent on the date of such sale a certificate signed by an authorized officer of the Borrower and evidence satisfactory to the Agent showing compliance with the provisions of clauses (i) through (iv) of this §10.5.2(c); (d) other Asset Sales or other disposition of assets which constitutes an amount less than or equal to 20% of the total assets of the Borrower on a consolidated basis, provided the Agent and the Majority Banks have consented in writing to such disposition prior to the consummation thereof; and/or (e) Asset Sales or other dispositions of assets which constitutes an amount of greater than 20% of the total assets of the Borrower on a consolidated basis, provided the Agent and all the Banks have consented in writing to such disposition prior to the consummation thereof.

          §7.    Amendment to Section 11 of the Credit Agreement.    Section 11 of the Credit Agreement is hereby amended as follows:

            (a)  Section 11.1 of the Credit Agreement is hereby amended by deleting the ratio "2.00:1.00" which appears in §11.1 and substituting in place thereof the ratio "1.50:1.00".

            (b)  Section 11.2 of the Credit Agreement is hereby amended by deleting the ratio "1.00:1.00" which appears in §11.2 and substituting in place thereof the ratio "1.15:1.00".

            (c)  Section 11.3 of the Credit Agreement is hereby amended by deleting amounts which appear in the table under the heading "Minimum EBITDA" for the fiscal quarter ending December 31, 2002 and each fiscal quarter ending thereafter and replacing it with the following amounts for the following fiscal quarters:

December 31, 2002 and each fiscal quarter ending thereafter	$19,000,000

            (d)  Section 11.4 of the Credit Agreement is hereby amended by deleting §11.4 in its entirety and restating it as follows:

              11.4.    Maintenance Capital Expenditures.    The Borrower will not make, or permit any Subsidiary of the Borrower to make, Maintenance Capital Expenditures that exceed, in the aggregate, (a) $5,000,000 for the period of October 1, 2002 through and including December 31, 2002; (b) $7,500,000 for the period of October 1, 2002 through and including March 31, 2003; and (c) from and after April 1, 2003, $10,000,000 for the twelve consecutive calendar month period most recently ended from the date of determination.

            (e)  Section 11.5 of the Credit Agreement is hereby amended by deleting §11.5 in its entirety and restating it as follows:

              11.4.    Expansion Capital Expenditures.    The Borrower will not make, or permit any Subsidiary of the Borrower to make, any Expansion Capital Expenditures other than Expansion Capital Expenditures consisting of expenditures made to effect any Permitted Acquisition.

          §8.    Amendment to Annex A of the Credit Agreement.    Annex A of the Credit Agreement is hereby amended by deleting Annex A in its entirety and substituting in place thereof the Annex A attached hereto. For the avoidance of doubt, the parties hereto hereby acknowledge that the $10,000,000 reduction in the Total Commitment which is occurring on the effective date of this Second Amendment shall in no manner alter or otherwise effect the Borrower's obligation to make another reduction of the Total Commitment with the Net Cash Sale Proceeds received by the Borrower after the date hereof in connection with the October, 2002 sale of Cominformatic AG (which sale included the stock of FN Solutions Ges.m.b.H.) and Anacomp Technical Services AG to edotech Ltd. pursuant to, and on the terms and conditions set forth in, the Share Purchase Agreement dated September 27, 2002 and previously consented to by the Agent and the Majority Banks.

          §9.    Conditions to Effectiveness.    This Second Amendment shall not become effective until the Agent receives the following:

            (a)  a counterpart of this Second Amendment, executed by the Borrower and the Majority Banks; and

            (b)  payment in cash of an amendment fee for the account of each Bank which consents to this Second Amendment on or before 5:00 p.m. (Boston time) on December 19, 2002 in an amount equal to 3/8% on each such consenting Bank's Commitment (as in effect after giving effect to the reduction of the Total Commitment contemplated by this Second Amendment).

          §10.    Representations and Warranties.    The Borrower hereby represents that, on and as of the date hereof, each of the representations and warranties made by it in §8 of the Credit Agreement remain true as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), provided, that all references therein to the Credit Agreement shall refer to such Credit

  Agreement as amended hereby. In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower of this Second Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby are within the corporate authority of each of the Borrower and has been duly authorized by all necessary corporate action on the part of the Borrower.

          §11.    Ratification, Etc.    Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Second Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

          §12.    No Waiver.    Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agent or the Banks consequent thereon.

          §13.    Counterparts.    This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

          §14.    Governing Law.    THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as a document under seal as of the date first above written.

ANACOMP, INC.
By:	/s/ THOMAS L. BROWN Title: SVP & Treasurer
FLEET NATIONAL BANK
By:	/s/ GREG ROUX Title: Director
UNION BANK OF CALIFORNIA, N.A.
By:	/s/ MYRA JUETTEN Title: Vice President
MIZUHO CORPORATE BANK, LTD.
By:	/s/ RICHARD BUSHMAN Title: Senior Vice President
CITY NATIONAL BANK
By:	/s/ PATRICK CASSIDY Title: Vice President
KEY CORPORATE CAPITAL, INC.
By:	/s/ RONALD B. HUNT Title: Vice President

Annex A
Banks/Commitments

Banks	Commitment	Commitment Percentage
Fleet National Bank 100 Federal Street Technology & Communications Boston, Massachusetts 02110 Attention: Gregory Roux Telephone: 650-470-4180	$14,748,580.00	36.666666649485%
Mizuho Corporate Bank, Ltd. 350 South Grand Avenue, Suite 1500 Los Angeles, California 90071 Attention: Richard G. Bushman Telephone: 213-253-4182	$5,363,120.00	13.333333350515%
Union Bank of California San Gabriel Valley Commercial Banking Office 401 East Valley Blvd. San Gabriel, California 91776 Attention: Myra Juetten Telephone: 626-810-6560	$10,726,240.00	26.666666649485%
City National Bank Special Assets 606 South Olive Street, Suite 2000 Los Angeles, California 90014 Attention: Patrick Cassidy Telephone: 213-347-2289	$1,340,780.00	3.333333350515%
Key Corporate Capital, Inc. One Canal Plaza, ME-01-CP-0300 Portland, Maine 04101 Attention: Ronald B. Hunt Telephone: 207-874-7288	$8,044,680.00	20.000000000000%
Totals	$40,223,400.00	100%

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  Exhibit 10.9
Annex A Banks/Commitments